June 15, 2009

Mr. Abdulaziz M. Alnamlah
PO Box 29880
Riyadh,
Saudi Kingdom of Saudi Arabia

Re: Conversion of Preferred Stock

Dear Mr. Alnamlah:

US SolarTech, Inc. (the “Company”) hereby confirms that you (the “Holder”) are the holder of 666,666 shares of the Company’s Series A Preferred Stock, par value $.0001 per share (the “Preferred Stock”) which you purchased for $1,000,000 (the “Purchase Price”) as of September 30, 2008.  In connection with various financing in which the Company is engaged, the Company believes that it is in the best interest of the Company to induce you to convert the Preferred Stock into shares of the Company’s common stock, par value $.0001 per share and is offering you the incentive set forth herein. If such terms are acceptable, please accept them through your countersignature of this letter agreement.

1.
Early Conversion.  In the event that prior to August 31, 2009, Holder converts all of the Preferred Stock, the Company shall pay Holder an additional 125,000 shares of Common Stock (“Incentive Shares”).

2.
Concurrent with Executive Conversion.  Notwithstanding any provision herein, the Holder hereby agrees to convert any unconverted Preferred Stock into shares of Common Stock pro rata with the proportion of a total of $1,045,900 in unpaid compensation and unreimbursed expenses payable collectively to Dr. Mohd Aslami, Mr. Steven Phillips and Mr. Charles DeLuca converted by such individuals into shares of Common Stock in accordance with their agreements with the Company.

3.
Withholding Taxes.  If with respect to any portion of Preferred Shares converted hereunder or the Incentive Shares, the Company believes that the Company shall be required to withhold shares of Common Stock under applicable federal, state or local tax laws (“Withholding”), the Company shall be entitled to take such reasonable action as it deems appropriate in order to ensure compliance with any and all legal requirements and Withholding requirements.

4.
Entire Agreement.  This document contains the entire agreement of the parties with respect to the subject matter hereof, and shall supersede any and all other written or oral agreements.  For the avoidance of doubt, the terms and conditions set forth in the Company’s Certificate of Incorporation, including those relating to the Preferred Stock, shall remain in full force and effect.

5.
Cooperation. The Holder agrees to execute any and all other documents, and to take any other action or corporate proceedings, which may be necessary or desirable to effect the conversion contemplated hereby.

6.
Governing Law and Dispute Resolution. Any controversy, claim or dispute arising out of or relating to the construction, interpretation, performance, breach, termination, enforceability or validity of this agreement or the arbitration provisions contained herein, including without limitation the determination of whether a party has waived its rights to arbitration hereunder or the enforceability of the arbitration provisions hereunder, shall be determined by arbitration in accordance with the rules of the American Arbitration Association.  The arbitration shall take place in New York, New York.  This document shall be governed by the laws of the State of Delaware, without regard to conflicts of law provisions therein.

7.
REPRESENTATION BY COUNSEL. HOLDER ACKNOWLEDGES THAT HOLDER HAS BEEN REPRESENTED BY SUCH LEGAL AND TAX COUNSEL AND OTHER PROFESSIONALS, EACH OF WHOM HAS BEEN PERSONALLY SELECTED BY HOLDER, AS HOLDER HAS FOUND NECESSARY TO CONSULT CONCERNING THE TERMS AND CONDITIONS SET FORTH HEREIN, AND SUCH REPRESENTATION HAS INCLUDED AN EXAMINATION OF ALL APPLICABLE DOCUMENTS AND AN ANALYSIS OF ALL TAX, FINANCIAL, AND SECURITIES LAW ASPECTS THEREOF DEEMED TO BE NECESSARY. OFFICER, TOGETHER WITH HODLER’S COUNSEL, HOLDER’S ADVISORS, AND SUCH OTHER PERSONS, IF ANY, WITH WHOM OFFICER HAS FOUND IT NECESSARY OR ADVISABLE TO CONSULT, HAVE SUFFICIENT KNOWLEDGE AND EXPERIENCE IN BUSINESS AND FINANCIAL MATTERS TO EVALUATE THE TERMS AND CONDITIONS SET FORTH IN THIS WAIVER AND CONSENT TO MAKE AN INFORMED INVESTMENT DECISION WITH RESPECT THERETO.

ALTERNATIVELY, HOLDER HAS HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL AND ADVISORS AND HAS DECLINED TO DO SO. HOLDER HAS BEEN GIVEN THE OPPORTUNITY FOR A REASONABLE TIME PERIOD PRIOR TO EVALUATE THIS WAIVER AND CONSENT AND ASK QUESTIONS OF THE COMPANY IN CONNECTION THEREWITH.

[REMAINDER INTENTIONALLY BLANK]

If you accept these terms, please fax your signed acceptance to the Company at (914) -686-4192 and mail the original to the Company.

Very truly yours,

US SOLARTECH, INC.

/s/
By: Steven Phillips
Chief Financial Officer and Treasurer

AGREED AND ACCEPTED ON
JULY 18, 2009, EFFECTIVE AS
OF JUNE 15, 2009

/s/
Abdulaziz M. Alnamlah